Exhibit 99.1

Flexsteel Announces Level Earnings on Lower Sales

DUBUQUE, Iowa--(BUSINESS WIRE)--October 18, 2011--Flexsteel Industries, Inc. (NASDAQ:FLXS) today reported net income for its first fiscal quarter ended September 30, 2011 of $2.4 million or $0.34 per share compared to a net income of $2.3 million or $0.34 per share in the prior year quarter. The prior year quarter included a pre-tax charge of approximately $1.0 million for facility closing costs.

The Company reported net sales for the quarter ended September 30, 2011 of $81.5 million compared to the prior year quarter of $87.2 million, a decrease of 6.5%. Net sales for the quarter ended September 30, 2010 benefited from a longer than normal lag time on orders received in the spring of 2010, but not shipped to dealers until the quarter ended September 30, 2010. New orders received during the quarter ended September 30, 2011 were approximately 8.4% higher than the prior year period. Residential net sales were $62.5 million in the current quarter, a decrease of 4.1% from the prior year quarter residential net sales of $65.2 million. Commercial net sales were $19.0 million compared to $22.0 million in the prior year quarter, a decrease of 13.7%.

Gross margin for the quarter ended September 30, 2011 was $19.0 million or 23.3% of net sales compared to $19.6 million or 22.5% of net sales in the prior year quarter. The improvement in gross margin percentage is primarily due to lower ocean freight costs and lower fixed costs resulting from reductions in manufacturing capacity.

Selling, general and administrative expenses were $15.3 million or 18.8% of net sales and $14.9 million or 17.1% of net sales for the quarters ended September 30, 2011 and 2010, respectively. The increase in expenses is primarily due to support expenditures related to residential dealers converting or installing the Company’s revised gallery format and higher legal and professional fees.

Working capital (current assets less current liabilities) at September 30, 2011 was $102.7 million. Net cash used in operating activities was $3.0 million during the first quarter ended September 30, 2011. This use of cash was primarily related to increases in inventories of $4.7 million and receivables of $0.7 million.

Capital expenditures were $0.6 million for the quarter ended September 30, 2011. Depreciation expense was $0.7 million for the fiscal quarters ended September 30, 2011 and 2010. The Company expects that capital expenditures will be approximately $14.0 million for the remainder of the 2012 fiscal year including the cost to construct, furnish and equip a corporate office building.

All earnings per share amounts are on a diluted basis.

Outlook
The Company believes that top line growth will be modest through fiscal year 2012. Macroeconomic conditions, such as high unemployment, minimal job growth, a weak housing market and low levels of consumer confidence, continue to adversely impact our business. The commercial office industry is reporting improving order trends. While sales have benefited minimally from those improvements to date, we believe sales volume will increase during fiscal year 2012. We anticipate increased orders for hospitality products during the remainder of fiscal year 2012 resulting from pent up demand caused by delays in typical refurbishing cycles for hotel properties.

The Company remains committed to its core strategies, which include a wide range of quality product offerings and price points to the residential and commercial markets, combined with a conservative approach to business. We will maintain our focus on a strong balance sheet through emphasis on cash flow and improving profitability. We believe these core strategies are in the best interest of our shareholders.

Analysts Conference Call
The Company will host a conference call for analysts on October 19, 2011, at 10:30 a.m. Central Time. To access the call, please dial 1-866-830-5279 and provide the operator with ID# 95393480. A replay will be available for two weeks beginning approximately two hours after the conclusion of the call by dialing 1-800-585-8367 and entering ID# 95393480.

Forward-Looking Statements
Statements, including those in this release, which are not historical or current facts, are “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. There are certain important factors that could cause our results to differ materially from those anticipated by some of the statements made herein. Investors are cautioned that all forward-looking statements involve risk and uncertainty. Some of the factors that could affect results are the cyclical nature of the furniture industry, supply chain disruptions, litigation, the effectiveness of new product introductions and distribution channels, the product mix of sales, pricing pressures, the cost of raw materials and fuel, retention and recruitment of key employees, actions by governments including laws, regulations, taxes and tariffs, inflation, the amount of sales generated and the profit margins thereon, competition (both U.S. and foreign), credit exposure with customers, participation in multi-employer pension plans and general economic conditions. For further information regarding these risks and uncertainties, see the “Risk Factors” section in Item 1A of our most recent Annual Report on Form 10-K.

About Flexsteel
Flexsteel Industries, Inc. is headquartered in Dubuque, Iowa, and was incorporated in 1929. Flexsteel is a designer, manufacturer, importer and marketer of quality upholstered and wood furniture for residential, recreational vehicle, office, hospitality and healthcare markets. All products are distributed nationally.

For more information, visit our web site at http://www.flexsteel.com.

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED BALANCE SHEETS (UNAUDITED)
(in thousands)

	September 30,	June 30,
	2011	2011
ASSETS

CURRENT ASSETS:
Cash	$14,086	$17,889
Trade receivables, net	32,137	31,451
Inventories	78,377	73,680
Other	5,405	5,333
Total current assets	130,005	128,353

NONCURRENT ASSETS:
Property, plant, and equipment, net	21,274	21,387
Other assets	14,240	14,937

TOTAL	$165,519	$164,677

LIABILITIES AND SHAREHOLDERS’ EQUITY

CURRENT LIABILITIES:
Accounts payable – trade	$9,841	$9,899
Accrued liabilities	17,500	17,771
Total current liabilities	27,341	27,670

LONG-TERM LIABILITIES:
Other long-term liabilities	7,988	8,434
Total liabilities	35,329	36,104

SHAREHOLDERS’ EQUITY	130,190	128,573

TOTAL	$165,519	$164,677

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(in thousands, except per share data)

	Three Months Ended
	September 30,
	2011	2010
NET SALES	$81,520	$87,230
COST OF GOODS SOLD	(62,556)	(67,625)
GROSS MARGIN	18,964	19,605
SELLING, GENERAL AND ADMINISTRATIVE	(15,331)	(14,898)
FACILITY CLOSING COSTS	--	(1,016)
OPERATING INCOME	3,633	3,691
OTHER INCOME:
Interest and other income	125	102
INCOME BEFORE INCOME TAXES	3,758	3,793
INCOME TAX PROVISION	(1,380)	(1,450)
NET INCOME	$2,378	$2,343
AVERAGE NUMBER OF COMMON
SHARES OUTSTANDING:
Basic	6,727	6,660
Diluted	6,969	6,839
EARNINGS PER SHARE OF COMMON
STOCK:
Basic	$0.35	$0.35
Diluted	$0.34	$0.34

FLEXSTEEL INDUSTRIES, INC. AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (UNAUDITED)
(in thousands)

	Three Months Ended
	September 30,
	2011	2010

OPERATING ACTIVITIES:
Net income	$2,378	$2,343
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation	690	722
Deferred income taxes	(33)	(86)
Stock-based compensation expense	118	135
Change in provision for losses on accounts receivable	(70)	240
(Gain) loss on disposition of capital assets	(3)	15
Changes in operating assets and liabilities	(6,034)	(6,974)
Net cash used in operating activities	(2,954)	(3,605)

INVESTING ACTIVITIES:
Net sales of investments	145	127
Proceeds from sale of capital assets	3	18
Capital expenditures	(580)	(384)
Net cash used in investing activities	(432)	(239)

FINANCING ACTIVITIES:
Dividends paid	(503)	(332)
Proceeds from issuance of common stock	86	155
Net cash used in financing activities	(417)	(177)

Decrease in cash	(3,803)	(4,021)
Cash at beginning of period	17,889	8,278
Cash at end of period	$14,086	$4,257

CONTACT:
Flexsteel Industries, Inc., Dubuque, IA
Timothy E. Hall, 563-585-8392
Chief Financial Officer